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                                                                    Exhibit 21.1

                              The GSI Group, Inc.
                             List of Subsidiaries
                             --------------------


Company Name                     Location           Type of Entity
------------                     --------           --------------

GSI/Cumberland                   Malaysia           SDN, BHD
GSI/Cumberland                   South Africa       SA Prop Limited
GSI/Cumberland                   Netherlands        BV
GSI/Cumberland                   Mexico             Limited Liab. Co.
The GSI Group (Canada) Inc.      Canada             Corporation
DMC                              USA - Iowa         C-Corporation
Agromarau Industria E
  Comercio Ltda.                 Brazil             Limited Liab. Co.
GSI Agricultural Equipment
  Shanghai Co. Ltd.              China              Limited Liab. Co.